Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Completion of Cherry Companies Acquisition

–	Expands Aggregates Business into Attractive Houston Region and Builds Leadership Position in Growing Recycled Aggregates Market

–	Provides Platform for Additional Growth in Natural and Recycled Aggregates

–	Accelerates Portfolio Shift into Higher-Valued Construction Products Segment

DALLAS, Texas - ARCOSA, Inc. - January 6, 2020:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that it has closed the acquisition of Cherry Industries, Inc. and affiliated entities (“Cherry” or “Cherry Companies”), a leading producer of natural and recycled aggregates in the Houston, Texas market.

As previously announced, on December 12, 2019, Arcosa entered into a definitive agreement to acquire Cherry for $298 million. With revenues and EBITDA of approximately $176 million and $37 million, respectively, for the trailing twelve-month period ended September 30, 2019, Cherry adds 12 Houston locations to Arcosa’s existing 19 active aggregate and specialty materials locations in Texas, building out Arcosa’s footprint in a key Texas market with healthy population growth, major highway investments, and positive private demand drivers.

At closing, the purchase price was funded with a combination of cash on-hand and advances under a new $150 million five-year term loan provided by a syndicate of banks. The interest rate under the facility, initially set at 3.4%, is variable based on LIBOR and Arcosa's leverage.

The acquisition is expected to be accretive to earnings in 2020. The Company expects to provide guidance for full year 2020 when it releases its fourth quarter and full year 2019 results in late February 2020.

Antonio Carrillo, President and Chief Executive Officer, commented, “We are excited to announce the completion of the Cherry acquisition. Cherry accelerates the growth of our Construction Products segment at an attractive price, broadens our geographic presence into the Houston market, and provides us a new complementary product line of recycled aggregates.

“Arcosa’s Construction Materials portfolio now includes natural aggregates, recycled aggregates, and specialty materials, each of which offers a platform for continued organic and acquisition growth. We look forward to working with the experienced Cherry team to grow in both natural and recycled aggregates, and we feel well-positioned to benefit from continued investment in infrastructure spending in Texas and nationwide.”

972.942.6500	arcosa.com

About Arcosa

Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate Cherry, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see "Risk Factors" and the "Forward-Looking Statements" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Arcosa's Form 10-K for the year-ended December 31, 2018, as may be revised and updated by Arcosa's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLE TO FOLLOW

972.942.6500	2	arcosa.com

Reconciliation of EBITDA for Cherry
(in millions)
(unaudited)

“EBITDA” is defined as Cherry’s net income plus interest expense, income taxes, and depreciation and amortization. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of Cherry’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization and other expenses, which can vary significantly depending upon many factors.

EBITDA for Cherry (For the Trailing Twelve Months Ended September 30, 2019)

Net income	$28.5
Add:
Interest expense	0.1
Provision for income taxes	1.2
Depreciation and amortization expense	7.1
EBITDA	$36.9

972.942.6500	3	arcosa.com